Ally Financial Reports Preliminary First Quarter 2012 Financial Results

•	First quarter 2012 net income of $310 million and core pre-tax income of $474 million

NEW YORK (April 26, 2012) – Ally Financial Inc. (Ally) today reported net income of $310 million for the first quarter of 2012, compared to a net loss of $206 million in the prior quarter and net income of $146 million for the first quarter of 2011. The company reported core pre-tax income of $474 million for the first quarter of 2012, compared to $20 million in the prior quarter and $425 million in the comparable prior year period. Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Performance in the first quarter was driven by continued positive and stable results in the Global Automotive Services business reflecting improved revenue trends from a broader mix of business, despite lease remarketing gains returning to more normalized levels.  Results were also driven by more favorable MSR activity in Mortgage Operations and the benefit of the strategic decision to increase activity in the consumer lending channel as we began to decrease activity in the correspondent lending operation.

“Ally’s auto finance business posted strong and steady results for the quarter, and we are encouraged by the diversification we have been able to achieve with our product mix and dealer customers,” said Ally Chief Executive Officer Michael A. Carpenter.  “The business continues to see earning asset growth even amid one of the most competitive periods for auto financing assets.”

Carpenter continued, “The Ally Bank franchise is gaining momentum in the marketplace, and we crossed a key threshold of exceeding one million customer accounts in the first quarter, which is an increase of about 30 percent year-over-year.

“Our objective with respect to the mortgage business is unchanged.  We continue to have a keen focus on taking steps to reduce risk in that business, while protecting the remaining Ally franchises and enabling them to thrive,” said Carpenter.  “This will be critical toward our longer-term efforts to maximize value for our shareholders and continue to repay the U.S. Treasury’s investment in full.”

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Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	1Q 12	4Q 11	1Q 11	4Q 11	1Q 11
North American Automotive Finance	$442	$478	$518	$(36)	$(76)
International Automotive Finance	45	21	31	24	14
Insurance	124	93	131	31	(7)
Global Automotive Services	$611	$592	$680	$19	$(69)
Mortgage Origination and Servicing	217	(193)	85	410	132
Legacy Portfolio and Other[1]	(26)	(65)	(42)	39	16
Mortgage Operations	$191	$(258)	$43	$449	$148
Corporate and Other (ex. OID)[2]	(328)	(314)	(298)	(14)	(30)
Core pre-tax income[3]	$474	$20	$425	$454	$49
OID amortization expense[4]	108	137	326	(29)	(218)
Income tax expense (benefit)	64	73	(70)	(9)	134
Income (loss) from discontinued operations[5]	8	(16)	(23)	24	31
Net income (loss)	$310	$(206)	$146	$516	$164

1. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities, including portfolios in run off.

2. Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities and the residual impacts of the company’s corporate funds transfer pricing and Treasury asset liability management activities.  Corporate and Other also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

3. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

4. OID amortization expense includes accelerated OID amortization of $30 million in the first quarter of 2011 from the extinguishment of debt.

5. The following businesses are classified as discontinued operations: the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Ecuador (sale completed 1Q11); automotive finance operations in Russia and Venezuela (sale completed 1Q12); the full-service leasing businesses in Austria, Germany, Greece, Portugal and Spain; ResMor Trust mortgage operations (Canada) (sale announced 4Q11); and U.K.-based operations that provide vehicle service contracts and insurance products in Europe and Latin America (sale announced 4Q11).

Highlights

•	Ally maintained its position as an industry-leading auto finance franchise.
o	Global Automotive Services reported pre-tax income from continuing operations of $611 million for the first quarter.
o	Continued solid performance with U.S. consumer financing originations of $9.7 billion; expanded and grew the franchise through used and diversified consumer originations.
▪	Used originations increased 15 percent year-over-year.
▪	Diversified new consumer originations increased 22 percent year-over-year.
o	Continued to diversify the base of manufacturers served.

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▪	Named preferred wholesale financing provider for MG Motor UK dealerships.
▪	Named the preferred financing provider for Opel vehicles in Chile.
o	Named “Best Automotive Finance Company 2012” by the Institute for Transport Management for outstanding service provided to the U.K. and European automotive sectors.
o	SmartAuction, Ally’s online used vehicle auction, was named a Platinum Award recipient for the eighth consecutive year in Auto Dealer Monthly’s 2012 “Dealers’ Choice Awards.”

•	Ally Bank continued to build its deposit base with strong consumer value proposition.
o	Grew retail deposits to $29.3 billion, up 25 percent from the first quarter of 2011.
o	Exceeded 1 million accounts – up nearly 30 percent year-over-year.
o	Improved brand awareness to 45 percent, up from 32 percent from a year ago (Source: TNS Custom Research).
o	Maintained strong CD balance retention rates of 91 percent during the first quarter.
o	Recognized by Change Sciences Group as the top financial services company for its approach in using social media.
o	Planning launch of mobile banking application in response to customer trends.

•	GMAC Mortgage remained an industry leader with a demonstrated commitment to home ownership preservation.
o	Completed more than 784,000 default workouts for borrowers since 2008, which comprised approximately 29 percent of the loans serviced during that period.
o	Ranked as the top servicer in its peer group in 2011 by Fannie Mae’s Servicer Total Achievement and Rewards (STAR) Program, which measures the performance of servicers in helping homeowners avoid foreclosure.

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•	Ally maintained a strong capital and liquidity profile, and interest from lenders and investors demonstrates continued market confidence.
o	Completed new secured and unsecured funding transactions totaling $7.0 billion during the quarter.
o	Completed the renewal of $15 billion in auto credit facilities at both the parent company and at its banking subsidiary, Ally Bank, with a syndicate of 19 lenders.
o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 13.5 percent.

Liquidity and Capital

Ally's consolidated cash and cash equivalents were $13.1 billion as of March 31, 2012, compared to $13.0 billion at Dec. 31, 2011.  Included in the consolidated cash and cash equivalents balance are: $653 million at Residential Capital, LLC (ResCap), $4.4 billion at Ally Bank and $1.3 billion at the insurance business.

Ally's total equity at March 31, 2012, was $19.7 billion, compared to $19.4 billion at the prior quarter’s end. Total equity increased due to first quarter earnings, net of preferred dividend payments, and higher accumulated other comprehensive income. The company's preliminary first quarter 2012 Tier 1 capital ratio was 13.5 percent, compared to 13.7 percent in the prior quarter. The decline was primarily due to an increase in risk-weighted assets mainly related to growth in retail and commercial auto receivables.

Funding

In March, the company announced that it renewed $15.0 billion in credit facilities at both the parent company and at its banking subsidiary, Ally Bank, with a syndicate of 19 lenders. The secured facilities are used to fund retail, lease and dealer floorplan automotive assets in the U.S. and Canada and were renewed at more favorable credit terms and pricing. Additionally, Ally completed new funding transactions totaling $7.0 billion during the first quarter of 2012, which included $5.0 billion in U.S. and Canadian term securitization transactions and a $1.0 billion unsecured debt issuance.

The company’s Time to Required Funding remains strong at 29 months. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in North American asset growth projections and that the auto asset-backed securities market remains open. Moreover, proactive liquidity management has effectively pre-funded more than two years of debt maturities.

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Federal Reserve’s Comprehensive Capital Analysis and Review (CCAR)

On March 13, the Federal Reserve published its CCAR results. Ally continues to have ongoing constructive discussions with its regulators surrounding these matters, and the company will submit a revised capital plan in the near future.  Further, the Federal Reserve has not objected to the ongoing payments of preferred dividends and interest on Ally’s trust preferred securities and subordinated debt.

Deposits

The company remains focused on growing deposits through its subsidiaries, Ally Bank and ResMor Trust. Total deposits increased in the first quarter to $47.2 billion, from $45.1 billion at Dec. 31, 2011.  Retail deposits at Ally Bank were $29.3 billion at March 31, 2012, compared to $27.7 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion at March 31, 2012, unchanged from the prior quarter’s end. Ally Bank’s deposit growth was supported by strong CD balance retention rates of 91 percent. At the end of the quarter, Ally Bank had approximately 1,036,000 customer accounts, up nearly 30 percent compared to the end of the first quarter of 2011, as Ally Bank’s customer-centric value proposition and focus on marketing have supported strong growth.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within North American Automotive Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities.  During the first quarter of 2012, Ally Bank reported pre-tax income of $349 million, compared to $247 million in the corresponding prior year period.  Performance in the quarter was driven by continued growth in automotive assets and an increase in consumer lending volume in the mortgage business related to government sponsored refinancing programs. Total assets at Ally Bank were $88.6 billion at March 31, 2012, compared to $85.4 billion at Dec. 31, 2011.  The growth in assets was primarily due to strong retail automotive originations and growth in commercial automotive assets, partially offset by a decline in mortgage loans held-for-sale due to the company’s reduced presence in the correspondent mortgage business.

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Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, International Automotive Finance and Insurance. Global Automotive Services reported first quarter 2012 pre-tax income from continuing operations of $611 million, compared to $680 million in the comparable prior year period.

North American Automotive Finance

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income of $442 million for the first quarter of 2012, compared to $518 million in the corresponding prior year period. Net revenue was lower as lease margins declined primarily due to lower gains on termination volume and the run-off of higher margin legacy assets. This was partially offset by favorable retail asset growth, despite tighter retail margins. Pre-tax income during the quarter was also negatively affected by lower servicing fee and remarketing fee income, and a higher loan loss provision as a result of consumer asset growth, partially offset by improved credit performance. Pre-tax income also benefitted from lower noninterest expense.

North American consumer financing originations in the first quarter of 2012 were $10.5 billion, compared to $12.4 billion in the corresponding prior year period. Consumer financing origination levels in the first quarter of 2011 were driven by a significant increase in automaker incentive programs during that period. In the U.S., first quarter 2012 consumer financing originations were $9.7 billion, compared to $11.6 billion in the first quarter of 2011. First quarter 2012 U.S. consumer originations were comprised of $5.5 billion of new retail, $2.6 billion of used and $1.6 billion of leases, with used volume growing 15 percent compared to the corresponding prior year period. U.S. diversified new originations in the first quarter of 2012 totaled $562 million, a 22 percent increase compared to the first quarter of 2011.

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Earning assets, which are on-balance sheet assets comprised primarily of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, for North American Automotive Finance totaled $102.1 billion, up 17 percent compared to the end of the first quarter of 2011. Consumer earning assets totaled $67.7 billion, up 21 percent year-over-year, as strong originations outpaced the legacy asset run-off.  Commercial earning assets grew to $34.4 billion at March 31, 2012, compared to $31.6 billion at the end of the comparable prior year period.  The year-over-year increase was largely driven by higher dealer inventories to support growing auto sales overall.

Chrysler Contract

Chrysler notified Ally on April 25, 2012 that the existing agreement between the two companies governing the subvented consumer financing business will not renew in April 2013. This notification was expected and is required in order to enable both companies to continue discussions on how to evolve the terms of the relationship. The existing agreement was put in place in April 2009 to support Chrysler’s emergence from bankruptcy and the company’s business plans through April 2013. Ally was pleased to broaden its network of automakers and dealers and fulfill its core mission of supporting the U.S. auto industry.

The agreement currently provides preferential treatment for the subvented retail financing business only. Ally competes in the marketplace for all other parts of the business with Chrysler dealers such as wholesale financing, standard rate consumer financing and leasing. In the first quarter of 2012, the Chrysler subvented business accounted for 5 percent of Ally’s total U.S. consumer originations, while the standard rate business accounted for more than twice that amount at 11 percent.

Chrysler and Ally continue to have constructive discussions about the future relationship. Ally expects to continue to play a significant role with Chrysler dealers in the future as the dealer is Ally’s direct customer for the majority of business that is conducted. Ally remains committed to offering all dealers the most comprehensive suite of products and services in the industry that drive value for these businesses.

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International Automotive Finance

International Automotive Finance reported pre-tax income from continuing operations of $45 million in the first quarter of 2012, compared to $31 million in the same period last year. Results improved due to increased assets, higher income earned from Ally’s non-consolidated joint venture in China and lower noninterest expense. The company's international auto finance footprint currently consists of 15 countries, including the company's five core international markets: Germany, U.K., Brazil, Mexico and China.

International consumer originations from continuing operations were $2.3 billion during the first quarter of 2012, compared to $1.9 billion in the first quarter of 2011. U.K. operations saw a 155 percent increase year-over-year as the result of successful incentive programs. Originations in Germany and Brazil also increased 22 percent and 10 percent, respectively.

Insurance

Insurance, which focuses on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $124 million in the first quarter of 2012, compared to $131 million in the first quarter of 2011. Underwriting income declined due to a decrease in earned revenue, partially offset by lower losses and lower underwriting and acquisition expenses. Investment gains improved slightly compared to the corresponding prior year period due to a strong equity market during the first quarter of 2012.

Mortgage Operations

Ally's Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank, is one of the leading mortgage originators and servicers in the U.S.  The company's Mortgage Operations business is reported as two segments: Origination and Servicing, and Legacy Portfolio and Other.

The Origination and Servicing segment reported first quarter 2012 pre-tax income from continuing operations of $217 million, compared to pre-tax income of $85 million during the first quarter of 2011.  First quarter 2012 pre-tax income included $153 million from originations and $57 million from servicing. Origination and Servicing results during the quarter improved on a year-over-year basis due to a positive net servicing asset valuation, an increase in consumer lending volume related to government sponsored refinancing programs, improved margins and lower overall noninterest expense.

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Total mortgage loan production from the Origination and Servicing segment in the first quarter of 2012 was $8.6 billion consisting primarily of prime conforming loans, compared to $16.5 billion in the fourth quarter of 2011 and $11.8 billion in the first quarter of 2011. The decline in loan production was largely driven by the company’s reduced presence in the correspondent lending channel. With interest rates remaining historically low, refinancing activity continued to be a key driver, accounting for 85 percent of overall production.

The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $26 million in the first quarter of 2012, compared to a pre-tax loss from continuing operations of $42 million in the corresponding prior year period. The improved results were primarily driven by a lower loan loss provision and lower representation and warranty expense.

Home Ownership Preservation

GMAC Mortgage has been a leader in home ownership preservation efforts.  Since 2008, the company has completed more than 784,000 default workouts for borrowers, which comprised approximately 29 percent of the loans serviced during that period. The company was ranked as the top servicer in its peer group in 2011 by Fannie Mae’s Servicer Total Achievement and Rewards (STAR) Program, which measures the performance of servicers in helping homeowners avoid foreclosure.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges.  Corporate and Other also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

Corporate and Other reported a core pre-tax loss (excluding OID amortization expense) of $328 million, compared to a core pre-tax loss of $298 million in the first quarter of 2011.  The unfavorable variance was primarily driven by lower interest income, due to lower asset balances within the Commercial Finance business.

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OID amortization expense totaled $108 million in the first quarter of 2012, compared to $326 million reported in the corresponding prior year period. The first quarter of 2011 included $30 million of accelerated OID amortization.

Additional Financial Information

For additional financial information, the first quarter 2012 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies. The company offers a full suite of automotive financing products and services in key markets around the world. Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers retail banking products. With approximately $186 billion in assets as of March 31, 2012, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; securing low cost funding for us and Residential Capital, LLC (“ResCap”); our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; any additional future impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; continued challenges in the residential mortgage markets; the continuing negative impact on ResCap and our mortgage business generally due to the declines in the U.S. housing market; uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, ResCap, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

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Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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